UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2009

HARTMARX CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8501	36-3217140
(Commission File Number)	(IRS Employer Identification No.)

101 North Wacker Drive
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 372-6300
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

On June 1, 2009 (the “Effective Date”), Hartmarx Corporation (the “Company”), fifty of its wholly-owned United States subsidiaries (collectively with the Company, the “Sellers”) and Coppley Apparel Group Limited, the Company’s wholly-owned Canadian subsidiary (“Coppley”), entered into an Amended and Restated Asset Purchase Agreement (the “Agreement”) with Emerisque Brands UK Limited and SKNL North America, B.V. (collectively, the “Purchasers”), and, for certain purposes only, S. Kumars Nationwide Limited (“SKNL Parent”), which supersedes in its entirety the asset purchase agreement entered into among Sellers, Purchasers and SKNL Parent on May 21, 2009. The Agreement provides for the sale to Purchasers of substantially all of the Sellers’ assets for a cash purchase price equal to seventy-two percent (72%) of the amount outstanding under the Loan Agreement (based on amounts outstanding at May 8, 2009, the cash purchase price would be approximately $84.0 million) plus a junior secured note with a face value of $5.5 million, and including the assumption of certain liabilities.

As part of the Agreement, the Sellers agreed to cause Coppley to enter into an asset purchase agreement within three business days of the Effective Date in order to convey to Purchasers the portion of the acquired assets owned by Coppley in a separate Canadian sale process. Such process will be structured to result in a Canadian court-approved sale of the acquired assets of Coppley.

On June 2, 2009, the United States Bankruptcy Court for the Northern District of Illinois Eastern Division (the “Bankruptcy Court”), in which the bankruptcy cases of the Company and 50 of its wholly-owned United States subsidiaries under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) are being jointly administered as In re Hartmarx Corporation, et al., Case No. 09-02046 (BWB), entered an order which, among other things, approved the Purchasers as the “stalking horse bidder” for the sale of substantially all of the assets of the Sellers and approved certain bidding procedures related to that sale. The purchase of the Sellers’ assets under the Agreement is subject to, among other things, the Sellers’ solicitation of higher or otherwise better offers pursuant to such bidding procedures and an auction process to be conducted under supervision of the Bankruptcy Court.

The Sellers may terminate the Agreement to pursue an alternative transaction, including a reorganization under the Bankruptcy Code, upon payment to the Purchasers of a break-up fee of $1.65 million and reimbursement of $2 million of the Purchasers’ transaction-related expenses. The closing under the Asset Purchase Agreement is subject to various conditions, including termination or expiration of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Bankruptcy Court approval, the completion of the Canadian sale process described above (unless the Purchasers are not the successful bidder in the Canadian sale process), and an absence of circumstances constituting a Material Adverse Effect (as defined in the Agreement).

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 to this report.

Item 9.01      Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
2.1
Amended and Restated Asset Purchase Agreement, dated as of June 1, 2009, by and among Hartmarx Corporation, fifty of its wholly-owned United States subsidiaries, Coppley Apparel Group Limited, its wholly-owned Canadian subsidiary, Emerisque Brands UK Limited, SKNL North America, B.V., and, for certain purposes only, S. Kumars Nationwide Limited

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARTMARX CORPORATION

/s/ Taras R. Proczko
Taras R. Proczko
Senior Vice President

Dated: June 5, 2009

EXHIBIT LIST

Exhibit No.	Description
2.1
Amended and Restated Asset Purchase Agreement, dated as of June 1, 2009, by and among Hartmarx Corporation, fifty of its wholly-owned United States subsidiaries, Coppley Apparel Group Limited, its wholly-owned Canadian subsidiary, Emerisque Brands UK Limited, SKNL North America, B.V., and, for certain purposes only, S. Kumars Nationwide Limited